                              EMPLOYMENT AGREEMENT

    The parties to this Employment Agreement are The Warnaco Group, lnc. (by itself, 'Warnaco' and together with its divisions, subsidiaries and affiliates, the 'Company'), a Delaware corporation, with its office and principal place of business currently located at 90 Park Avenue, New York, New York 10016 and James
P. Fogarty (the 'Employee'), an individual currently residing at [Home Address].

                                   BACKGROUND

    Warnaco desires to employ the Employee on a substantially full-time basis, as its Senior Vice President -- Finance, and the Employee desires to be so employed by Warnaco all upon the terms and conditions hereinafter set forth.

    1. Employment and Duties. During the Employment Period (as hereinafter defined), the Employee shall serve as Senior Vice President -- Finance. The duties, responsibilities and authority of the Employee shall include such duties, responsibilities and authorities normally associated with a Senior Vice President -- Finance.

    2. Employment Period. The employment period shall begin on June 11, 2001 (the 'Effective Date,) and shall continue thereafter throughout the period ending on October 31, 2002 or, if sooner, the date on which the Employee's employment is terminated in accordance with this provision (the 'Employment Period'). The Employee's employment may be terminated at any time by either party by giving thirty (30) days' prior written notice to the other party.

    3. Place of Employment. The Employee's services shall be performed at the Company's principal offices in New York City. The parties acknowledge, however, that the Employee may be required to travel in connection with the performance of his duties hereunder.

    4. Base Salary. For all services to be rendered by the Employee pursuant to this Agreement, the Company shall pay the Employee during the Employment Period a base salary (the 'Base Salary') at the rate of $375,000.00 per annum (prorated as necessary). In the event the Employee is unable to perform his duties as Senior Vice President -- Finance due to illness or disability for a period of thirty (30) consecutive days or more, the Employee and the Company shall negotiate in good faith a reduced Base Salary for such period. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

    5. Expenses. The Employee shall be entitled to prompt reimbursement for all reasonable, ordinary and necessary travel, entertainment, and other expenses incurred by the Employee during the Employment Period in the performance of his duties and responsibilities for the Company under this Agreement and for the reasonable fees and expenses of his counsel incurred in connection with the preparation, negotiation and approval of this Agreement.

    6. Pension, Savings. Other Plans. During the Employment Period, the Employee shall also be entitled to participate in all pension, retirement, savings and other similar employee benefit plans and programs maintained by the Company, participating at or above the level of participation for persons holding positions with comparable duties and responsibilities.

    7. Vacations, Holidays and Other Welfare Benefits. During the Employment Period, Employee shall be entitled to paid vacation and holiday benefits, fringe benefits and perquisites in accordance with the Company's policies from time to time or as Employee and the Company shall otherwise agree. During the Employment Period, Employee, Employee's spouse, if any, and other eligible dependants, if any, shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company, including, without limitation, all medical, hospitalization, dental, disability, life insurance, accidental death and dismemberment and travel accident insurance plans and programs, or such other welfare benefit plans or programs as Employee and the Company shall otherwise agree. Employee and, if applicable, his family members, shall participate and be covered at or above the level of participation and coverage for persons holding positions with comparable duties and responsibilities or as Employee and the Company shall otherwise agree.

    8. Confidentiality. The Employee shall keep as confidential all non-public information received from the Company in conjunction with his employment, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings; or (iii) as reasonably required in connection with the performance of his duties, including communications with the Company's shareholders, affiliates and creditors, or their advisors. At the conclusion of his employment, if requested by the Company, the Employee shall return all such information in his possession to the Company.

    9. Certain Conduct. During and after the Employment Period, the Company agrees to refrain and the Employee agrees to refrain, from making any statements of a defamatory or disparaging nature regarding the other party, the Company's officers, directors, personnel or products or the Employee's services, except, in each case, in such party's professional capacity or, in the case of the Employee, in connection with the performance of his duties hereunder or in connection with litigation arising out of or relating to this Agreement.

    10. Indemnification. The Company shall indemnity the Employee to the full extent permitted by Delaware law on the date of this Agreement. The Employee shall be covered as an officer under the Company's existing director and officer liability insurance policy. The Company shall also use commercially reasonable efforts (which shall include the payment of amounts which the Company determines in its good faith are reasonable) to arrange to maintain any such insurance coverage for a period of two years following termination of the Employee's employment. Termination of the Employee's employment shall not affect any of these provisions, which shall remain in full force and effect. The provisions of this Section are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect Employee's rights hereunder.

    11. Successors and Assigns. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the prior written consent of the other, assign or transfer this Agreement or any one or more of his or its rights under this Agreement or delegate any one or more of his or its duties under this Agreement, to any other person or entity, except that. Employee many assign his right to receive payments or benefits hereunder.
In any event, no assignment of rights, or delegation of obligations under this Agreement shall relieve the assigning or delegating party of its obligations hereunder. The Company shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place. If the Employee should die while any amounts are still payable, or any benefits are still required to be provided, to the Employee hereuader, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate (in each case, a 'Beneficiary').

    12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

    13. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Employee:  James P. Fogarty
                             [Home Address]

        If to the Company:   The Warnaco Group, Inc.
                             90 Park Avenue
                             New York, New York 10016
                             Attention: Stanley Silverstein, Esq.
                                        General Counsel

or to such other address or the attention of such other person as the recipient party has previously furnished to the other parties in writing in accordance with this section. Such notices or other communications shall be effective upon delivery or three days after they have been mailed as provided for above.

    14. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

    15. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach or promise by such other party.

    16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effect and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    17. Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

    18. Applicable Laws. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

    19. Counterparts. This Agreement may be execute din one or more counterparts, none of which need contain the signature of more than one party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

    IN WITNESS WHEREOF, each of the Company and the Employee has executed this Agreement, in the case of the Company by its duly authorized officer, as of June 11, 2001.

                                          THE WARNACO GROUP, INC. for itself and
                                             its divisions, subsidiaries and
                                             affiliates

                                          By: /s/ Stanley P. Silverstein
                                             -------------------------------
                                             Name:
                                             Title:

                                          EMPLOYEE


                                           /s/ James P. Fogarty
                                           ---------------------------------
                                           James P. Fogarty